Exhibit 10.1

July 26, 2019

Timothy Skidmore
Executive Vice President & Chief Financial Officer
CHS Inc.
P.O. Box 64089
St. Paul, MN 55164

Dear Tim:
I am writing in regard to the transition from your role as Executive Vice President & Chief Financial Officer, of CHS Inc., (“CHS” or “the Company”) effective on the date immediately following the date on which the Company files with the Securities and Exchange Commission its Form 10-K for Fiscal Year 2019 (the “Transition Date”), and to your subsequent retirement from CHS, effective December 31, 2019 (the “Separation Date”). I appreciate and thank you for your contributions to CHS during your more than six years with the Company.
I know that our mutual desire is to ensure an orderly transition of your duties and employment, as well as set forth points of agreement we have reached regarding certain post-employment topics. Toward those ends, you and CHS have agreed on the following (this document referred to herein as “Letter Agreement”):

1.
Transition Date and Separation Date. Provided you continue to perform your duties and responsibilities at an acceptable level, your transition from the Chief Financial Officer role will occur on the Transition Date. Your separation and retirement from employment with the Company will be effective on the Separation Date. During the period between the Transition Date and Separation Date, you agree you will be available to assist in the orderly transition of your prior job responsibilities, at such times and in such ways as I or the person then serving as the Company’s Chief Financial Officer may request.

Following the Transition Date and through the Separation Date, you will remain employed by the Company at your current salary and benefits, and you will be paid Fiscal Year 2019 Annual Variable Pay according to the financial performance calculations determined by the Board of Directors and the terms of the Company’s Annual Variable Pay Plan, with the 30% individual component of annual variable pay paid at the Target level. You also will be paid any amounts that are calculated to be earned under the Company’s Profit Sharing Plan applicable to Fiscal Year 2019, and those payment will be made according to the terms of that Plan, including the timing of the payments. Compensation paid to you during this period will be included for purposes of determining your accrual under the Supplemental Executive Retirement Plan.

2.
Severance. As provided for in the June 25, 2013 Term Sheet signed by you and the Company, if you sign (no earlier than the Separation Date) and do not rescind the General Release of Claims attached as Exhibit A to this Letter Agreement, the Company will pay you:

a.	$619,982 (less applicable withholdings and deductions), which is an amount equal to one (1) year of your current base salary.

b.
A pro rata portion of annual variable pay according to the Company’s Fiscal Year 2020 Annual Variable Pay Plan, based on the number of days you were employed during Fiscal Year 2020 prior to the Separation Date. Any such pro rata portion will be calculated at your Target level opportunity of 115% of your current base salary for both the financial performance metric and individual components of that Plan. This pro rata payment will be paid less applicable withholdings and deductions.

The severance payments described in Paragraph 2 will not be earned or due until the fifteenth (15th) day after you have executed the General Release of Claims attached as Exhibit A and returned it to the Company, assuming that you have not rescinded the General Release of Claims prior to such date. If earned, it will be paid within 30 days of that 15-day period expiring.

3.
Long-Term Incentive Compensation. According to the terms of the Long-Term Incentive Plans for Fiscal Years 2018-2020 and Fiscal Years 2019-2021, because your employment is ending prior to the end of each of those three-year performance periods, you are not eligible to earn any compensation under either Plan. Because the Separation

Date is occurring prior to you achieving ten (10) years of service, you will not be eligible to vest in and will forfeit long-term incentive compensation that may be awarded under the Fiscal Years 2017-2019 Long-Term Incentive Plan.

4.	Retention Awards.

a.
If you remain employed through the Separation Date, then according to the terms of the December 2017 CHS Strategic Leadership Team Retention Award document, you will earn and be paid $340,975 (less applicable withholdings and deductions). Payment will be made to you less any applicable withholdings and deductions, at the same time it is paid to other participants.

b.
According to the terms of the April 2019 CHS Strategic Leadership Team 2018 Retention Award document, you will earn and be paid a pro rata award of $170,191 (less applicable withholdings and deductions). Payment will be made to you less any applicable withholdings and deductions, within sixty (60) days of the Separation date.

5.	Paid Time Off. You will be paid 30 days of Paid-Time Off (PTO). This PTO payout will be made at a date consistent with the Company’s practices for paying PTO to separating employees.

6.
Healthcare Benefits. Because you have five (5) years of service with the Company, you are eligible to elect the retiree medical benefits coverage provided under the Company’s benefit plans, at your own expense. Information will be provided to you by the CHS Benefits Department. In addition, to the extent permitted by law and the Company's current group medical and dental plans, you are eligible to continue, following the Separation Date, for the period of time provided by, and in accordance with, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (”COBRA”), group medical and/or dental benefits for yourself and your dependents, at your own expense.  You will be provided with a separate notice of your COBRA rights. You will be personally responsible for the full payment of the costs of such COBRA continuation coverage.

7.
Payment. Because your retirement from CHS is occurring prior to you achieving ten (10) years of service, you will not be eligible to vest in and will forfeit long-term incentive compensation that may be awarded under the Fiscal Years 2017-2019 Long-Term Incentive Plan, the performance period for which will be completed on August 31, 2019. In consideration of signing this Letter Agreement and your ongoing compliance with all of your post-employment obligations described in this Letter Agreement, the Company will pay you the amount of $700,000 (which includes an amount to offset 12 months of medical and dental insurance coverage and one year of financial planning expense reimbursement). This amount (less applicable withholdings and deductions) will be paid to you within 30 days after the one-year anniversary of the Separation Date, if the Company has not provided you with written notice of specific factual circumstances that support a good faith claim by the Company that you have failed to comply with all obligations under this Letter Agreement, including the obligations in Paragraphs 8 (Records and Confidential Data) and 9 (Covenants Not to Solicit, Compete, and 10 (Cooperation and Non-Disparagement).

8.	Records and Confidential Information.

a.
You acknowledge that in connection with the performance of your duties while employed by the Company, the Company has made available to you, or you have developed and had access to, certain Confidential Information (as defined below) of the Company and its subsidiaries. You acknowledge and agree that all Confidential Information learned or obtained by you during your employment or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the property of the Company and its subsidiaries.

b.
Following the end of your employment, you will keep confidential all Confidential Information, will not use Confidential Information in any manner that is detrimental to the Company, and will safeguard the Company’s Confidential Information from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by you (i) to the Company and its affiliates, or to any authorized agent or representative of any of them, (ii) in connection with performing your obligations under this Letter Agreement, (iii) subject to this Letter Agreement when required to do so by law or by any legal authority or other person with apparent jurisdiction to order you to divulge, disclose or make accessible such information, provided that you notify the Company prior to such disclosure, (iv) in the course of any proceeding described in this Letter Agreement, or

(v) in confidence to an attorney or other professional advisor for the purpose of securing professional advice, so long as such attorney or advisor is subject to confidentiality restrictions no less restrictive than those applicable to you under this Paragraph 8.

c.
As soon as possible following the Separation Date, you will return to the Company all written Confidential Information that is in your possession or control and destroy all of your copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information. Should the Company provide a written request that you certify that you have so returned or destroyed such Confidential Information, you will promptly provide that certification.

d.
The provisions of this Letter Agreement notwithstanding, nothing herein prohibits you from reporting to any governmental authority, including any governmental authority with jurisdiction over employment-related laws and regulations, information concerning possible violations of law or regulation, and you may disclose Confidential Information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided you use reasonable efforts to file any document containing Confidential Information under seal and, in circumstances other than the filing of documents, do not disclose the Confidential Information except pursuant to court order.

e.
For the purposes of references in this Letter Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its subsidiaries, including, without limitation,

i.
trade secrets concerning the business and affairs of the Company and its subsidiaries, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);

ii.
information concerning the business and affairs of the Company and its subsidiaries (which includes, without limitation, unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known) however documented; and

iii.
notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its subsidiaries containing or based, in whole or in part, on any information included in the foregoing.

For purposes of this Letter Agreement, Confidential Information shall not include and your obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by you other than pursuant to or in connection with your employment, and (iii) information required to be disclosed by law or legal process.

9.
Covenants Not to Solicit or Compete. To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, you agree, for a period of twelve (12) months after the Separation Date, not to:

a.
(i) solicit or participate in or assist in any way in the solicitation of any employees of the Company, or (ii) solicit, influence or attempt to influence any person who was a customer of the Company or its affiliates during the period of your employment with the Company, or solicit, influence or attempt to influence potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company and its affiliates. For purposes of this paragraph, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to cease employment with the Company or to become employed with any other person, partnership, firm, corporation or other entity, provided, that solicitation through general advertising not targeted at the Company’s employees or the provision of references shall not constitute a breach hereof. You agree that the covenants contained in this paragraph are reasonable and desirable to protect the Company’s Confidential Information.

b.
Directly or indirectly for your benefit or the benefit of any third party, manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend your name to, or render services or advice to, any third party, or any business, whose services or products compete (including as described below) with the material services or products of the Company; provided, however, that you may in any event (x) own up to a 5% passive ownership interest in any public or private entity, and (y) be employed by, or otherwise have material association with, any business whose services or products compete with the material services or products of the Company so long as your employment or association is solely with a separately managed and operated division or affiliate of such business that does not compete with the Company.

For purposes of this non-competition obligation, a third party, or a business, whose products or services compete with the Company includes any entity engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates, or any entity with which the Company has a product(s) licensing agreement at the time your employment ends or with which the Company is, at the time of termination, negotiating a product licensing or acquisition agreement. Notwithstanding the rest of this Paragraph 9(b), during the 12-month period described above, you are free to serve on the board of directors of, be employed by, or provide services to any agricultural company that derives at least 75% of its revenue from the research, development, and commercialization of agricultural technologies or products. The term “commercialization” means licensing agricultural products developed by such company or manufacturing agricultural technologies or products by such company that it developed.

c.
The Company and you desire that the provisions of this Paragraph 9 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provision of this Paragraph 9 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of you or CHS, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

d.
You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the you breach your obligations under Paragraphs 8 or 9. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under Paragraphs 8 or 9 hereof in any federal or state court sitting in the State of Minnesota, or, at the Company’s election, in any other state in you maintain a principal residence or your principal place of business.

10.	Cooperation and Non-Disparagement.

a.
You will reasonably cooperate with the Company, and its counsel, in connection with any business matter, investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge due to your service with the Company by providing truthful information. The Company will promptly reimburse you for reasonable expenses (including attorneys’ fees and other expenses of counsel) reasonably incurred by you, in connection with your cooperation pursuant to this Paragraph. In the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will, to the extent not legally prohibited from doing so, give prompt notice of such request to the General Counsel of the Company, so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. At no time will this paragraph limit your right to comply with valid legal process.

b.
You will not willfully and materially disparage or encourage or induce others to disparage the Company or its subsidiaries, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns; provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its subsidiaries. For its part, the Company agrees that senior executives of the Company will not, and will not instruct or encourage anyone to, willfully and materially disparage or encourage or induce others to disparage you.

11.
Personal Technology Devices. You may retain and own your Company-issued iPad and iPhone, for which you may retain the current telephone number, subject to the Company’s IT staff taking the necessary actions to remove Company-related information and Confidential Information from the devices prior to providing them to you.  From and after the Separation Date, you will be responsible for arranging direct billing to you and paying for charges incurred in the use of either device.

12.
Communications. The Company and you agree to announce your retirement and transition through the press release attached as Exhibit B to this Letter Agreement. As you know, the Company will be required to file a Form 8-K with the Securities and Exchange Commission and such filing will include a copy of such press release and this Letter Agreement as exhibits. You and the Company agree that any communication by either you or the Company will be consistent with the press release and the Form 8-K filing.

13.	Miscellaneous.

a.	All of the obligations created under this Letter Agreement will survive the ending of your employment with the Company.

b.
This Letter Agreement and the rights and obligations of the Parties hereto shall be governed and construed in accordance with the laws of the State of Minnesota. The exclusive venue for any disputes arising under this Letter Agreement shall be the state or federal courts located in the State of Minnesota, and you and the Company irrevocably waives, to the fullest extent permitted by law, any objection which either of us may now or hereafter have to the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

c.
If any provision of this Letter Agreement is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

d.
This Letter Agreement (and the other documents referenced in it) is the entire agreement between you and the Company, and fully supersedes any and all prior agreements and understandings pertaining to the subject matter of this Letter Agreement. You and the Company affirm that our rights arising out of this Letter Agreement are specified exclusively and completely in this Letter Agreement (and the other documents referenced in it), and that there are no promises, undertakings, or understandings outside of this Letter Agreement. Any modification of, or addition to, this Letter Agreement must be in writing, and be signed by you and the Company’s authorized representative.

e.
This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

f.	This Letter Agreement shall inure to the benefit of and be binding upon each party and her, his, or its successors and assigns.

Tim, thank you again for your contributions to the Company.

Best Regards,

Jay D. Debertin
President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of July __, 2019.

CHS INC.	TIMOTHY N. SKIDMORE
By:_____________________	By: ______________________________
Name: ________________________	Date: ____________________________
Date: _________________________

EXHIBIT A
General Release of Claims

FOR AND IN CONSIDERATION of the payments detailed in the Letter Agreement to which this Exhibit A is attached, and as additionally provided by the terms of that Letter Agreement, Timothy N. Skidmore (“Executive”), for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges CHS Inc. (“CHS” or “the Company”), together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has, or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the date of this General Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iii) relating to wrongful employment termination or breach of contract; or (iv) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in this General Release or the Letter Agreement shall in any way diminish or impair: (i) any rights or claims Executive may have that cannot be waived under applicable law; (ii) any statutory rights or rights under the bylaws of the Company that the Executive may have to indemnification against claims relating to his employment with the Company, and (iii) any vested benefits under any benefit plan or program of the Company, including the Company’s Long-Term Incentive Plan and the Deferred Compensation Plan (collectively, the “Excluded Claims”).
The Executive understands and agrees that except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any recovery in any action or proceeding that may be commenced on behalf of the Executive arising out of Executive’s employment by the Company or the cessation thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

Further, nothing in this General Release and the Letter Agreement, including, but not limited to, the provisions of Paragraphs 8, 9, and 10 of the Letter Agreement, (i) limits or affects Executive’s right to challenge the validity of this General Release under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act or (ii) prevents the Executive from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in any investigation or proceeding conducted by, any governmental agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in litigation or arbitration, although, by signing this General Release, Executive is waiving rights to individual relief (including backpay, front pay, reinstatement, or other legal and equitable relief) in any charge, complaint, lawsuit, or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment or award from a governmental agency (and not the Company) for information provided to the governmental agency or otherwise where prohibited.
Executive acknowledges and agrees that (1) he is hereby advised to consult with an attorney of his choosing prior to signing this General Release and (2) he has the right and has been given the opportunity to review this General Release with an attorney of his choice should he so desire. Executive also agrees that he has entered into this General Release freely and voluntarily.
Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider this General Release, although Executive may sign it sooner if Executive wishes. In addition, if he signs this General Release, Executive shall have fourteen (14) additional days from the date of execution to rescind Executive’s consent and may do so by writing to: CHS Inc., 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077, Attention: General Counsel. No payments that are conditioned on the signing and non-rescission of this General Release shall be due or payable until the fifteenth (15th)

day after Executive shall have executed this Agreement and returned it to the Company, assuming that Executive has not revoked Executive’s consent to this Agreement prior to such date.
Executive understands and agrees that the terms of this General Release and the Letter Agreement are not to be construed as an admission of any liability whatsoever on the part of the Company, by which liability is expressly denied.

Executive agrees and acknowledges that he has received and read this General Release and the Letter Agreement. Executive acknowledges and agrees that he was provided with a reasonable and sufficient period of time to review this General Release and the Letter Agreement and to consider whether or not to accept the Letter Agreement before signing this General Release. Executive acknowledges and agrees that the provisions of this General Release and the Letter Agreement are understandable to him, and that he has entered into this General Release freely and voluntarily. Executive intends this General Release and the Letter Agreement to be legally binding.

TIMOTHY N. SKIDMORE
By: ______________________________
Date: ____________________________

EXHIBIT B
FORM OF PRESS RELEASE

For further information,
Contact: Rebecca Lentz
(651) 355-4579
rebecca.lentz@chsinc.com

CHS announces CFO retirement
Tim Skidmore, CHS executive vice president and chief financial officer will retire Dec. 31, 2019.
ST. PAUL, MINN. (July 29, 2019) - CHS Inc., the nation’s leading agribusiness cooperative, today announced that Tim Skidmore, executive vice president and chief financial officer, is retiring effective December 31, 2019. Skidmore will continue as the company’s chief financial officer through the filing of the company’s Form 10-K for its fiscal year 2019.
“We would like to thank Tim for his dedicated service to CHS, his focus on building a strong finance organization to support the changing needs of the company and his commitment to adding value to our owners,” said Jay Debertin, CHS president and CEO. “Tim also made strengthening relationships with owners a priority. He spent time listening to and talking with owners, always communicating our focus on maintaining a strong balance sheet.”
Skidmore joined CHS in 2013 as executive vice president and chief financial officer. During his tenure, he led the finance organization through a time of significant growth and change with a focus on hiring and developing finance talent and realigning the finance organization to provide increased value through an enterprise finance shared services model, enhanced financial planning and analysis and deeper business partnerships.
Said Skidmore, “I’m honored and humbled to have served CHS through such an important time in our evolution, and I have every confidence in the finance team to continue the good work we’ve begun.”
A search for the company’s next chief financial officer will begin immediately.
CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, agronomy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients along with financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document and other CHS Inc. publicly available documents contain, and CHS officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Report Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of its businesses, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause CHS actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in CHS public filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2018. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.